News Release
Investor Contact: Taylor Hudson
+1 603.430.5397
thudson@spragueenergy.com

Sprague Resources LP Announces Increased Cash Distribution for the Fourth Quarter of 2015
Sprague's seventh consecutive quarterly distribution increase, from $0.5025 to $0.5175 per unit

Portsmouth, NH (January 27, 2016) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that the Board of Directors of its general partner, Sprague Resources GP LLC, has declared a cash distribution of $0.5175 per unit ($2.07 per unit on an annualized basis) for the quarter ended December 31, 2015. The fourth quarter distribution represents a 3% increase over the distribution declared for the quarter ended September 30, 2015 and an increase of 13% over the quarterly distribution of $0.4575 per unit paid in February 2015.

The announced distribution will be paid February 12, 2016 to unitholders of record as of the close of business on February 9, 2016.

“I am pleased to announce Sprague's seventh consecutive quarterly distribution increase and report that Sprague’s financial position remains very strong," said David Glendon, President and Chief Executive Officer. "We continue delivering annual double-digit distribution growth for unitholders, while maintaining a high coverage ratio and modest leverage.”

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials.    More information concerning Sprague can be found at www.spragueenergy.com.

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This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2015, and in our subsequent Form 10-Q filing for the quarter ended September 30, 2015, as well as Form 8-K filings and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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